                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
  (section mark)240.14a-12
                            FIELDCREST CANNON, INC.
                (Name of Registrant as Specified In Its Charter)
                            FIELDCREST CANNON, INC.
                   (Name of Person(s) Filing Proxy Statement)
PAYMENT OF FILING FEE (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies:
  2) Aggregate number of securities to which transaction applies:
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange
     Act Rule 0-11:
  4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                    [Fieldcrest Cannon Logo appears here]
                            FIELDCREST CANNON, INC.
                             326 EAST STADIUM DRIVE
                           EDEN, NORTH CAROLINA 27288
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1994
    TO THE STOCKHOLDERS OF
      FIELDCREST CANNON, INC.
         The annual meeting of stockholders of Fieldcrest Cannon, Inc. will be held at the Company's Offices at One Lake Drive, Kannapolis, North Carolina, on May 16, 1994, at 9:00 a.m., for the following purposes:
          I. To elect eight directors to the Company's Board of Directors;
         II. To consider and vote upon a proposal to ratify the selection of Ernst & Young as independent accountants to audit the accounts of the Company for the year ending December 31, 1994;
    and to act upon such other matters as may properly come before the meeting or any adjournment thereof.
         Only holders of Common Stock at the close of business on April 4, 1994, will be entitled to vote at the meeting or any adjournment thereof.
                                      By Order of the Board of Directors,
                                      M. KENNETH DOSS
                                      SECRETARY
Eden, North Carolina
April 7, 1994
                    IMPORTANT -- YOUR PROXY IS ENCLOSED
     Stockholders are requested to execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

                                                                   April 7, 1994
                            FIELDCREST CANNON, INC.
                             326 EAST STADIUM DRIVE
                           EDEN, NORTH CAROLINA 27288
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1994
     The enclosed proxy is solicited by the Board of Directors of Fieldcrest Cannon, Inc., a Delaware corporation (the "Company"). Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in doing so. Copies of this proxy statement and accompanying proxy card will first be mailed to stockholders on or soon after April 7, 1994.
     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies by personal interview, telephone or other methods of telecommunication. The Company has retained Morrow & Company, Inc. ("Morrow") to assist in such solicitation. The Company has been advised that the fee of Morrow is estimated not to exceed $33,000, plus reasonable out-of-pocket costs and expenses.
     When the enclosed proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon, or if no direction is indicated, it will be voted in favor of the election of the eight nominees for director identified below and the ratification of the selection of Ernst & Young as independent accountants. Any stockholder giving a proxy has the power to revoke it at any time before it is voted.
     Only the holders of Common Stock of record at the close of business on April 4, 1994, will be entitled to vote at the meeting. On that date 8,649,767 shares of Common Stock having one vote each were outstanding.

                            I. ELECTION OF DIRECTORS
     The Company's Bylaws provide that the number of directors of the Company shall be determined by resolution of the Board of Directors. The Board of Directors presently consists of nine directors. Charles R. Charbonnier, who presently is a director of the Company, will resign from the Board of Directors of the Company effective at the 1994 annual meeting of stockholders, at which time the number of directors of the Company will be set at eight. Eight persons have been nominated to serve for one year terms and until their successors have been duly elected and qualified. Each nominee for director has indicated a willingness to serve if elected, and the persons named as proxies intend to vote for such nominees absent instructions to the contrary on the enclosed proxy. However, if any nominee for director becomes unavailable for election, the persons named on the enclosed proxy intend to vote for such other person as the Board of Directors may recommend in his place. Each nominee is currently a director of the Company and has served as such since the year set forth in the table below. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

                                                           DIRECTOR
NAME AND AGE                                                SINCE     BOARD COMMITTEE MEMBERSHIPS
Tom H. Barrett, 63......................................     1992     Compensation; Nominating; Executive
James M. Fitzgibbons, 59................................     1985     Executive
William E. Ford, 68.....................................     1993     Audit Review; Retirement Review
John C. Harned, 66......................................     1985     Audit Review; Compensation; Retirement Review
S. Roger Horchow, 65....................................     1994     Audit Review; Nominating
Charles G. Horn, 54.....................................     1988     Executive
W. Duke Kimbrell, 69....................................     1993     Executive; Compensation; Nominating
C. J. Kjorlien, 77......................................     1989     Audit Review; Retirement Review; Nominating

     TOM H. BARRETT formerly served as Chairman of the Board (from 1989 until June 1991), Chief Executive Officer (from 1988 until June 1991), President (from 1983 until April 1991) and Chief Operating Officer (from 1983 until 1988) of Goodyear Tire & Rubber Company prior to his retirement in June 1991. He is also a Director of A.O. Smith Corporation, Rubbermaid, Inc., Mutual Life Insurance Company of New York and Air Products and Chemicals, Inc., and a partner in American Investment Partners, a private investment company.
     JAMES M. FITZGIBBONS was appointed Chairman of the Company's Board of Directors and Chief Executive Officer on October 15, 1990. Previously, Mr. Fitzgibbons served as President of Amoskeag Company (from March 9, 1987 until March 6, 1992) and President and a director of Howes Leather Company, Inc., a company which manufactures sole leather for the shoe industry. Mr. Fitzgibbons continues to serve as Chairman of Howes Leather Company, Inc., and is also a Trustee of The Boston Company Funds, which provides a variety of investment services through a series of mutual funds and a Director of Barrett Resources Corporation, an oil and gas exploration company.
     WILLIAM E. FORD was appointed the Goodyear Executive Professor at Kent State University's College of Business Administration and Graduate School of Management in January 1994, and is presently teaching a course entitled "Strategy & Operations in a Global Economy." Mr. Ford has served as President of Bejai, Inc., a venture capital company, since 1991. He served as President of VMI, a Dutch Company producing high tech equipment for the tire industry, from 1986 until 1991. In addition, he has served as a consultant on international ventures to The United Nations and as a senior advisor to a development project in China.
     JOHN C. HARNED has been President of Bedford Advisors, Inc., a corporate financial consulting company, for more than five years. Mr. Harned also has served as Executive Vice President, Chief Financial Officer and Director of Financial Protection Services, Inc. (from 1989 - 1990), Vice President of Dartmouth College and Executive Vice President and Chief Financial Officer of Penn Central Corporation.
     S. ROGER HORCHOW served as Chairman of Horchow Collection from 1973 until 1990. Since 1990, he has been active in numerous civic and charitable organizations and has produced the Broadway Play CRAZY FOR YOU. He is also a director of American Friends of the British Museum, the American Heart Association -- Dallas Chapter, American Institute for Public Service, American Public Radio, Better Business Bureau of Dallas, Dallas
                                       2

Museum Art, Friends of Art and Preservation in Embassies, KERA 90.1 Public Broadcasting, and White House Historical Society, and serves on the Board of Governors of Yale University Art Gallery.
     CHARLES G. HORN has been Chief Operating Officer since August 15, 1990, President since December 1, 1987, and a director since February 4, 1988. He served as Executive Vice President (from June 1985 until December 1987), and as Senior Vice President (from December 1983 until June 1985). He also served as President of the Bed and Bath Division (from June 1985 until December 1987) and as President of the Carpet and Rug Division (from December 1983 until June
1985).
     W. DUKE KIMBRELL has been Chairman of the Board, Chief Executive Officer, and a director of Parkdale Mills, Inc., a textile manufacturer, since 1961. He is also a director of Wachovia Corporation, Inman Mills, Wrap Spun Yarns, Textile/Clothing Technology Corporation, Foundation of University of North Carolina/Charlotte, and North Carolina State Textile Foundation.
     C. J. KJORLIEN was President of West Point-Pepperell, Inc. for a number of years prior to his retirement in 1986. He is also a Director of Johnston Industries, Inc. and Service America, Inc.
     The laws of Delaware, under which the Company is incorporated, provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Votes withheld for director nominees will be counted for purposes of determining the existence of a quorum for the meeting, but shares held of record by a broker, as nominee, that are not voted on any matter will not be counted as present for such purposes. Votes withheld for director nominees and broker non-votes will not be counted as votes in favor of any of the nominees for directors.
                                       3

                               SECURITY OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The Company knows of no one who beneficially owns in excess of five percent of a class of the Company's voting securities except as set forth in the table below. Except as indicated in the footnotes, each shareowner set forth below has, to the best of the Company's knowledge, the sole power to vote and to dispose of the shares beneficially owned by such shareowner. Common Stock has one vote per share.

                                                                     AMOUNT AND
                                                                     NATURE OF
TITLE OF                                                             BENEFICIAL            PERCENT
CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP             OF CLASS
Common Stock   FMR Corp.                                             1,169,716  (1)           12.5%
               82 Devonshire Street
               Boston, MA 02109-3614
Common Stock   Gabelli Funds, Inc.                                     952,801  (2)           10.5%
               One Corporate Center
               Rye, New York 10580-1434
Common Stock   The TCW Group, Inc.                                      682,962  (3)            7.3%
               865 S. Figueroa Street
               Los Angeles, CA 90017

(1) FMR Corp. advised the Company that, as of March 28, 1994, it is the beneficial owner of 1,169,716 shares or 12.5% of the Company's Common Stock (including 694,016 shares of Common Stock that may be acquired upon the conversion of 406,000 shares of the Company's $3.00 Convertible Preferred Stock). FMR Corp. has sole voting power with respect to 15,956 shares and sole dispositive power with respect to all 1,169,716 shares.
(2) According to information contained in a statement on Schedule 13D filed with the Securities and Exchange Commission, as of December 15, 1993, Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli & Company, Inc., Safety Railway, and Mario J. Gabelli had the sole voting and dispositive power over 952,801 shares of the Company's Common Stock (including 389,601 shares that may be acquired upon the conversion of $17,240,000 principal amount of the Company's 6% Convertible Subordinated Debentures). Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by each of the foregoing persons, and Gabelli Funds, Inc. is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mr. Gabelli.
(3) The TCW Group, Inc. advised the company that, as of February 28, 1994, it had the sole voting and dispositive power over 682,962 shares of the Company's Common Stock (including 660,341 shares that may be acquired upon the conversion of 386,300 shares of the Company's $3.00 Convertible Preferred Stock and 22,621 shares that may be acquired upon the conversion of $1,001,000 principal amount of the Company's 6% Convertible Subordinated Debentures).
                                       4

SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership at April 4, 1994, of each class of equity securities of the Company, by each director, nominee for director and executive officer named in the Summary Compensation Table under the heading "Executive Compensation," below, and for all directors and executive officers of the Company as a group. Unless otherwise indicated, individuals named below held sole voting power and investment power as to the shares.

                                                                                           SHARES BENEFICIALLY
                                                                                        OWNED AS OF APRIL 4, 1994
                                                                                            FIELDCREST CANNON
                                                                                               COMMON STOCK
                                                                                      NO. OF                PERCENT
DIRECTORS                                                                             SHARES                OF CLASS
Tom H. Barrett.....................................................................     3,000(1)                  *
Charles R. Charbonnier.............................................................     5,400(2)                  *
James M. Fitzgibbons...............................................................    51,348(2)(3)(4)            *
William E. Ford....................................................................       300                     *
John C. Harned.....................................................................     6,000(2)                  *
S. Roger Horchow...................................................................         0                     *
Charles G. Horn....................................................................    39,700(2)(4)               *
W. Duke Kimbrell...................................................................    63,282(5)                  *
C. J. Kjorlien.....................................................................    25,000(2)                  *
NON-DIRECTOR EXECUTIVES:
K. William Fraser, Jr..............................................................    15,611(6)                  *
Chris L. Kametches.................................................................    22,597(4)                  *
Robert E. Dellinger................................................................    11,006(4)                  *
All directors and executive officers of the Company as a group
 (18 persons, including the ones listed above).....................................   292,383(7)               3.34%

* Represents less than 1%.
(1) Includes 2,000 shares of Common Stock which may be purchased upon the exercise of options granted under the Director Stock Option Plan.
(2) Includes 5,000 shares of Common Stock which may be purchased upon the exercise of options granted under the Director Stock Option Plan. Mr. Charbonnier will retire from the Board of Directors effective at the 1994 annual meeting of stockholders.
(3) Includes 20,000 shares of Common Stock covered by an option that the Company granted to Mr. Fitzgibbons pursuant to a Stock Option Agreement dated as of September 11, 1991 between the Company and Mr. Fitzgibbons. The option is exercisable at $14.875 per share, which was the closing price per share of the Common Stock on the New York Stock Exchange on September 11, 1991, and may be exercised in whole or in part at any time before September 10, 1998, provided Mr. Fitzgibbons is on the date of exercise an employee of the Company. In the event of his death, the option will terminate unless exercised by Mr. Fitzgibbons' legal representative within 12 months after the date of death. The number of shares subject to the option and the option price may be adjusted in the event of certain changes in the Common Stock in order to prevent dilution or enlargement of Mr. Fitzgibbons' rights under the option.
(4) Includes outstanding shares of stock granted under the Long-Term Incentive Plan as of April 4, 1994.
(5) Includes 51,282 shares that may be acquired upon the conversion of 30,000 shares of $3.00 Convertible Preferred Stock owned by Parkdale Mills, Inc., of which Mr. Kimbrell is an owner and the Chairman of the Board and Chief Executive Officer. Mr. Kimbrell shares voting and investment power as to all the shares owned by Parkdale Mills.
(6) Mr. Fraser retired from the Company effective January 1, 1994.
                                       5

(7) Includes 27,000 shares of Common Stock that may be purchased by directors upon the exercise of options granted under the Director Stock Option Plan, 49,685 shares that have been granted to Directors and executive officers under the Long-Term Incentive Plan and 20,000 shares covered by the option granted to Mr. Fitzgibbons as described in note (3).
ACQUISITION OF AMOSKEAG COMPANY
     On November 24, 1993, the Company completed a tender offer for all of the outstanding shares of Amoskeag Company ("Amoskeag") for a cash price of $40 per share, or an aggregate of approximately $141.7 million including certain costs. The transaction was financed with the net proceeds from the sale of preferred stock and through borrowings under the Company's revolving credit facility. Prior to the transaction, Amoskeag owned 3.6 million shares of the Company's Class B Common Stock, representing approximately 30% of the equity of the Company and approximately 80% of the voting power of all classes of stock of the Company. The Company believes its acquisition of Amoskeag has shifted control of the Company from Amoskeag to the public stockholders of the Company.
                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
     During 1993, the Board of Directors held seventeen meetings. Each director, except one, attended more than 75 percent of the 1993 Board meetings and meetings of Board Committees of which he was a member. One director, F. C. Dumaine, attended 62.5% of such meetings.
     The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Board of Directors has established an Executive Committee, Audit Review Committee, Compensation Committee, Retirement Review Committee and Nominating Committee.
     The Executive Committee may exercise, during intervals between meetings of the Board, all the powers of the Board of Directors except to the extent limited by law. The Executive Committee consists of three members and did not meet during 1993.
     The Audit Review Committee consists of four members who are not salaried employees and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Review Committee members. During 1993, the Audit Review Committee held three meetings. The functions of the Audit Review Committee are to recommend the engagement of the Company's independent auditors and to review with them the plan and scope of their audit for each year, the status of their audit during the year, the results of the audit when completed, the auditors' letter on their observations and recommendations to the Company and their fees for services performed. The Committee also reviews the results of the annual audit with management, both jointly with the independent auditors and separately, reviews financial statements and filings with the Securities and Exchange Commission, discusses with management the adequacy of internal controls, monitors the work of the Company's Internal Audit Department and reports to the entire Board with respect to audit-related matters.
     The Compensation Committee consists of one or more non-employee directors and met once during 1993. The functions of the Committee are to review the compensation of the Company's corporate officers and to make adjustments with respect thereto. The Compensation Committee also administers other aspects of the Company's executive compensation program and makes recommendations to the full Board with respect to compensation for Board service. The present members of the committee are Messrs. Barrett, Harned and Kimbrell.
     The Retirement Review Committee consists of three members and met six times during 1993. This Committee monitors, reviews and reports to the Board on the Company's defined benefit and contribution plans, and any future, new or substituted plans, the level of benefits provided and proposed thereunder, and the investment of assets by investment managers of such plans.
     The Nominating Committee consists of four members and met twice during 1993. The function of the Committee is to make recommendations to the full Board as to the desirable number of directors and candidates to fill any positions on the Board. The Committee will consider candidates suggested by stockholders of the Company, and suggestions for candidates, accompanied by biographical information for evaluation, should be sent to the Secretary of the Company at the address appearing on the first page of this Proxy Statement. See "Stockholder Proposals."
                                       6

                           COMPENSATION OF DIRECTORS
     Effective January 1, 1994, non-employee directors of the Company are paid quarterly retainers of $4,500 and a fee of $1,000 for each Board or Committee meeting attended, except that Committee Chairmen are paid a fee of $1,500 per Committee meeting. Non-employee directors are also paid a fee of $600 for each short telephonic meeting. Directors, including employee directors, are reimbursed for travel and other expenses relating to their functions served as directors. In addition, the Company presently has a consulting arrangement with
C. J. Kjorlien pursuant to which Mr. Kjorlien provides from time to time consulting services to certain executive officers of the Company. During 1993, Mr. Kjorlien received $4,822 in consideration for his services under this arrangement.
DIRECTOR STOCK OPTION PLAN
     On February 7, 1990, the Board of Directors adopted, and on April 24, 1990 the stockholders approved, the Director Stock Option Plan of Fieldcrest Cannon, Inc. The purpose of the plan is to encourage and enable directors to acquire or increase their ownership of the Company's common stock and to promote a closer identification of their interests with those of the Company and its stockholders. The plan provides for an annual grant of an option for 1,000 shares of Common Stock to each person who is a director. The grant is made on the fifth business day after the annual meeting of stockholders. 500,000 shares of Common Stock have been reserved for issuance pursuant to the plan.
     Under the terms of the plan, the option exercise price is the per share fair market value of the Common Stock on the date of grant. The fair market value is deemed to be the closing price per share of the Common Stock on the New York Stock Exchange on the last trading day prior to the date the Option is granted. Options may be exercised up to seven years from the date of grant, but no option may be exercised during the six-month period following its grant except in the case of death or disability, and no option may be exercised unless (subject to certain exceptions) the optionee is a director at the time of exercise and has continuously served as a director since the date of grant. Any option (or portion thereof) which is not exercised before the expiration of the option will terminate. In 1993 options for 12,000 shares were granted at a per share price of $23.625. At April 4, 1994, 6,000 of these options were outstanding and exercisable.
                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executives") for the years ended December 31, 1993, 1992, and 1991.

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                                                            SECURITIES
                                                                           RESTRICTED       UNDERLYING
          NAME AND                            ANNUAL COMPENSATION             STOCK          OPTIONS/            ALL OTHER
     PRINCIPAL POSITION          YEAR     SALARY ($)     BONUS ($)(A)     AWARDS ($)(B)     SARS (#)(C)     COMPENSATION ($)(D)
J. M. Fitzgibbons (e)            1993      $515,000        $174,998          $93,718           1,000/0            $36,296
  Chairman and Chief             1992       500,000         200,000           52,856           4,000/0             29,859
  Executive Officer              1991       500,000          60,000           --              23,000/0           --
C. G. Horn (f)                   1993       515,000         174,998           93,718           1,000/0             36,296
  President and Chief            1992       500,000         200,000           52,856           4,000/0             29,859
  Operating Officer              1991       500,000          60,000           55,719           3,000/0           --
K. W. Fraser, Jr. (g)            1993       267,493          93,718           --                --                 21,389
  Senior Vice President          1992       259,700         103,880           32,494            --                 13,854
  and Chief Financial Officer    1991       245,000          29,400           27,306            --               --
C. L. Kametches (e)              1993       240,196          81,619           53,615            --                 20,258
  Senior Vice President          1992       233,200          93,280           30,263            --                 12,102
                                 1991       220,000          26,400           24,523            --               --
R. E. Dellinger (e)              1993       240,196          81,619           53,615            --                 20,258
  Vice President and             1992       233,200          93,280           30,263            --                 12,102
  President Bath Division        1991       220,000          26,400           24,523            --               --

(a) The amount shown in this column represents annual bonuses under the Company's short-term incentive compensation plan. Awards under this plan are at the discretion of the Board of Directors.
                                       7

(b) Amounts set forth in this column represent the value of shares awarded to the Named Executives during 1993, 1992, and 1991 under the Company's Long-Term Incentive Plan. The value of such shares is determined by multiplying the number of shares of stock earned by the value of the Company's Common Stock at the close of business on the date of award. The number (and value) of shares of stock held by the Named Executives at December 31, 1993, (including 1990 shares which vested on January 3, 1994) is as follows: J. M. Fitzgibbons -- 6,093 ($150,040) shares; C. G.
    Horn -- 12,185 ($300,056) shares; K. W. Fraser, Jr.  -- 4,718 ($116,181)
    shares; C. L. Kametches -- 6,168 ($151,887) shares; and R. E.
    Dellinger -- 6,168 ($151,887) shares. The Named Executives are entitled to dividends and voting rights with respect to such stock awards as of the grant date.
(c) Includes options granted under the Director Stock Option Plan and options granted under the Stock Option Agreement between the Company and J. M. Fitzgibbons. In 1992, the Company amended its Director Stock Option Plan to, among other things, increase the period during which options granted under the plan (including options outstanding at the time of the amendment) may be exercised from one year to seven years. Options outstanding at the time of this amendment may be deemed to have been regranted and are therefore shown as granted during 1992. At the time of the amendment, J. M. Fitzgibbons and
    C. G. Horn each held options to purchase 3,000 shares of the Company's Common Stock under the plan.
(d) The amount shown in this column consists of deferred compensation allocated by the Company to the account of the Named Executives under the Executive Capital Accumulation Plan, a nonqualified deferred compensation profit sharing plan and the value of stock as of the grant date representing the Company match under the Company's Retirement Savings Plan.
(e) Certain executives of the Company are parties to agreements under which they are entitled to a lump-sum payment of an amount based on their base salary in the event of a change in control of the Company. Under the agreements, upon a change in control of the Company, the following executive officers will be entitled to receive a lump-sum payment of their base salary otherwise payable over the following number of years: J. M. Fitzgibbons, 3 years; C. L. Kametches, 2 years, and R. E. Dellinger, 2 years.
(f) Compensation was paid to Mr. Horn under the terms of an employment contract covering his services from January 1, 1988 through December 31, 1993, at an annual salary of at least $515,000 exclusive of normal incentive compensation, supplemental retirement and other employee benefits. Upon the expiration of this agreement and the termination of Mr. Horn's employment by the Company prior to his reaching the age of sixty (60), the Company shall pay to him a lump sum equal to three (3) times his annual salary. Upon the expiration of this agreement or the termination by the Company of Mr. Horn's employment, the Company shall pay to him beginning on the earlier of Mr. Horn's 60th birthday or 3 years following the termination of employment for his life an annual amount, if any, by which 50% of his retirement base exceeds the amount of the annual retirement benefits payable to him from the pension, profit-sharing and stock bonus plans qualified under Section 401
    (a) of the Internal Revenue Code maintained by the Company.
(g) Compensation was paid to Mr. Fraser under the terms of an employment contract covering his services from January 1, 1989 through December 31, 1993, at an annual salary of at least $233,100 exclusive of normal incentive compensation, supplemental retirement and other employee benefits. Upon the expiration of this agreement or the termination of Mr. Fraser's employment by the Company, the Company was obligated to pay for a period of 24 months thereafter an amount equal to Mr. Fraser's then base salary. Upon the expiration of this agreement and the termination of Mr. Fraser's employment after his reaching the age of sixty-five (65), the Company was obligated to pay to him for his life an annual amount, if any, by which 50% of his retirement base exceeds the amount of the annual retirement benefits payable to him (excluding therefrom benefits arising from employee contributions) from the pension, profit-sharing and stock bonus plans qualified under
    Section 401 (a) of the Internal Revenue Code maintained by the Company. Mr. Fraser elected early retirement as of January 1, 1994; therefore no additional benefits are due him under the contract.
     Effective March 1, 1994 the Board of Directors initiated a salary reduction plan under which Mr. Fitzgibbons' annual salary was reduced by $100,000 and the annual salaries of all other executive officers were reduced by 10%. In connection with such reduction, stock appreciation rights ("SAR's") equal to 300 shares per $1,000 of salary reduction will be granted to these employees. The SAR's may be exercised for cash equal to increases in the market value of the Company's Common Stock above $28.50, the closing market value on March 1, 1994.
                                       8

OPTION/SAR GRANTS IN LAST FISCAL YEAR
     The following table sets forth certain information with respect to the stock options granted to the Named Executives during 1993, including the potential realizable value of such options at assumed annual rates of stock price appreciation of 5% and 10% for the option terms.

                                            INDIVIDUAL GRANTS                                                      POTENTIAL
                                                              % OF TOTAL                                        REALIZABLE VALUE
                                                             OPTIONS/SARS,                                     AT ASSUMED ANNUAL
                                         NUMBER AT            GRANTED TO                                         RATES OF STOCK
                                   SECURITIES UNDERLYING     EMPLOYEES IN        EXERCISE                      PRICE APPRECIATION
                                       OPTIONS/SARS             FISCAL           OR BASE        EXPIRATION      FOR OPTION TERM
NAME                                  GRANTED (#)(A)            YEAR(B)        PRICE ($/SH)        DATE        5% ($)     10% ($)
J. M. Fitzgibbons                         1,000/0                   8.3%         $ 23.625        5-3-2000      $9,618     22,413
  Chairman and Chief
  Executive Officer
C. G. Horn                                1,000/0                   8.3%           23.625        5-3-2000      9,618      22,413
  President and Chief
  Operating Officer
K. W. Fraser, Jr.                              --                --                    --              --         --          --
  Senior Vice President and
  Chief Financial Officer
C. L. Kametches                                --                --                    --              --         --          --
  Senior Vice President
R. E. Dellinger                                --                --                    --              --         --          --
  Vice President and
  President Bath Division

(a) The number of options set forth in this table represents options granted under the Company's Director Stock Option Plan. See "Compensation of Directors -- Director Stock Option Plan" for more information with respect to the terms and conditions of options granted under the Director Stock Option Plan.
(b) Percent of total options granted to employees includes options granted to non-employee directors.
AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
     The following table sets forth the number of unexercised options held by the Named Executives at December 31, 1993 and the value of such options at December 31, 1993, as represented by the positive spread between the exercise price of such options and the value of shares of the Company's Common Stock at December 31, 1993.

                                                                                                  VALUE OF UNEXERCISED
                                                                  NUMBER OF SECURITIES                IN-THE-MONEY
                                                                 UNDERLYING UNEXERCISED               OPTIONS/SARS
                                                                 OPTIONS/SARS AT FY-END                AT FY-END
                                                                 DECEMBER 31, 1993 (#)           DECEMBER 31, 1993 ($)
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
J. M. Fitzgibbons                                                25,000               0        $ 237,875             --
  Chairman and Chief Executive Officer
C. G. Horn                                                        5,000               0           42,875             --
  President and Chief Operating Officer
K. W. Fraser, Jr.                                                     0               0               --             --
  Senior Vice President and Chief Financial Officer
C. L. Kametches                                                       0               0               --             --
  Senior Vice President
R. E. Dellinger                                                       0               0               --             --
  Vice President and President Bath Division

RETIREMENT PLAN FOR SALARIED EMPLOYEES
     Each of the Named Executives listed in the summary compensation table and all other salaried employees are participants in this plan. The plan is a qualified, defined benefit plan which, until January 1, 1981, was contributory on the part of the participants. For the calendar year 1993, the Company's aggregate contribution for all participants in the plan amounted to approximately 4.17% of the total plan compensation of the participants.
                                       9

Plan compensation of participants is limited to base salary and incentive bonuses earned and specifically excludes items required to be added to W-2 wages such as moving expenses and other similar forms of compensation. The plan provides benefits upon early or normal retirement of the Named Executives and employees.
     Upon normal retirement at age 65 or early retirement, the participant is paid a monthly pension by the trust based on years of participation in the plan. The participant's annual benefit at normal retirement is 1.5% of career average earnings, as defined, times the number of years of service up to a maximum of 20 years, plus .75% of career average earnings times the number of years of service in excess of 20 years. The normal form of benefit is a life annuity. Actuarially computed reductions in vested benefits are made in the event of early retirement or termination. The table below illustrates the estimated annual pension benefit payable by the Company under this formula to a person at normal retirement in specified average salary "Remuneration" and years of service classifications.

                                       YEARS OF SERVICE
REMUNERATION     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
   125,000         28,125       37,500       42,188       46,875       51,563
   150,000         33,750       45,000       50,625       56,250       61,875
   175,000         39,375       52,500       59,063       65,625       72,188
   200,000         45,000       60,000       67,500       75,000       82,500
   225,000         50,625       67,500       75,938       84,375       92,813
   250,000         56,250       75,000       84,375       93,750      103,125
   300,000         67,500       90,000      101,250      112,500      123,750
   350,000         78,750      105,000      118,125      131,250      144,375
   400,000         90,000      120,000      135,000      150,000      165,000
   450,000        101,250      135,000      151,875      168,750      185,625
   500,000        112,500      150,000      168,750      187,500      206,250
   550,000        123,750      165,000      185,625      206,250      226,875
   600,000        135,000      180,000      202,500      225,000      247,500
   700,000        157,500      210,000      236,250      262,500      288,750
   800,000        180,000      240,000      270,000      300,000      330,000
   900,000        202,500      270,000      303,750      337,500      371,250

     The Company funds the entire cost of the plan by periodic contributions to the Fieldcrest Cannon, Inc. Retirement Plan Trust Funds, which are determined on an actuarial basis. To the extent that the annual retirement benefit exceeds the limit established by the Employee Retirement Income Security Act ("ERISA") for payments from qualified trust funds, the difference will be paid from the general operating funds of the Company in accordance with the Excess Benefit Plan described below. The Company's contributions are not allocated to the account of any particular employee. Officers participate in the plan on the same basis as approximately 2,100 other salaried employees of the Corporation.
     To protect certain key executives (including the Named Executives) from the loss of benefits resulting from these limitations imposed by ERISA, the Company sponsors a non-qualified plan, the Fieldcrest Cannon, Inc. Excess Benefit Plan (the "Excess Benefit Plan"). Should benefits under the Retirement Plan otherwise payable to participating executives be reduced to comply with these limitations, the Excess Benefit Plan will pay to such executives the difference between the benefits actually paid under the Retirement Plan and the benefits which would have been paid thereunder if the limitations had not been in effect. Payments are made to participants in the Excess Benefit Plan in the same manner and at the same time or times as under the Retirement Plan. Participants in the Excess Benefit Plan are key executives of the Company who are designated as participants by the Retirement Review Committee of the Board of Directors.
     At December 31, 1993, the credited service for pension calculations for the Named Executives was as follows: J. M. Fitzgibbons -- 2 years; C. G. Horn -- 30 years; K. W. Fraser, Jr. -- 30 years; C. L. Kametches -- 33 years; and R. E. Dellinger -- 8 years.
     Credited compensation covered by either the plan or the Excess Benefit Plan for 1993 for the Named Executives listed in the summary compensation table was as follows: J. M. Fitzgibbons -- $715,000; C. G. Horn -- $715,000; K. W. Fraser, Jr. -- $371,293; C. L. Kametches -- $333,476; and R. E. Dellinger -- $333,476.
Directors who are not employees are not eligible to participate in the plan.
                                       10

     The benefit amounts in the table shown above are not subject to deduction for Social Security benefits or other offset amounts.
                               PERFORMANCE GRAPH
     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group, constructed by the Company, consisting of four corporations (Fieldcrest Cannon, Inc., Crown Crafts, Inc., Springs Industries, Inc., and Thomaston Mills, Inc.) that are engaged principally in the manufacture and sale of home furnishing textile products. Although included in 1992, the 1993 peer group index excludes West Point-Pepperell, Inc., because it was acquired by another entity in 1993.
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG FIELDCREST CANNON INC., S&P 500 INDEX & PEER GROUP
          (Comparison Graph appears here--see appendix for plot points)

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
     This report of the Compensation Committee of the Board of Directors of the Company sets forth the Committee's compensation policies applicable to the Named Executives and the other executive officers of the Company, including the specific relationship of corporate performance to executive compensation, with respect to compensation reported in this proxy statement for 1993.
EXECUTIVE COMPENSATION POLICIES
     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board which consists of non-employee directors. The Committee's executive compensation policies are to motivate key senior executives to achieve short-term and long-term goals, while providing competitive levels of compensation that will assist the Company in attracting and retaining qualified executives. As discussed below, these policies are implemented through annual bonuses paid under short-term incentive compensation criteria
                                       11
established each year by the Committee (the "Annual Bonus" or "Annual Bonuses"), awards of stock under the Long-Term Incentive Plan (the "Long-Term Plan"), deferred compensation paid pursuant to the Executive Capital Accumulation Plan (the "Capital Accumulation Plan") and the payment of base salaries at a level that is consistent with the incentive-based aspects of the Committee's policies. RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION
     The key mechanism of the Committee's incentive-based compensation policies are the Annual Bonuses, which are paid to the Company's executive officers if the Company achieves a minimum return on equity ("ROE") for the year. The Committee believes that ROE usually provides a reasonably accurate comparison of corporate performance with that of the Company's peers. The criteria for Annual bonuses for 1993 provided that each of the Company's executive officers could earn a bonus equal to certain specified percentages of his base salary, depending on the Company's ROE for the year. Based on the ROE achieved by the Company for 1993, the Named Executives received bonuses equalling 34% of their base salaries.
     The Committee believes that stock ownership is an important tool to improve the Company's long-term performance and enhance stockholder value and has used awards of stock under the Long-Term Plan to help achieve this goal. Share awards under the Long-Term Plan vest after four years of continued employment (or earlier in the event of death, disability or normal retirement). Accordingly, executives who receive awards of shares are motivated to improve corporate performance and increase stockholder value on a long-term basis. By this means, the interests of such executives are further aligned with those of the Company's stockholders. In determining the amount of shares of stock to be awarded, the Committee considers, in addition to the incentive based purpose of the plan, the recent performance of the Company and such factors as whether actions during the year that promote long-term goals of the Company may have been at the expense of short-term performance, thereby reducing ROE and the amount of the Annual Bonuses. (Two executives of the Company also are directors and, accordingly, participate in the Company's Director Stock Option Plan. Under this plan, each director is automatically awarded an annual option to purchase 1,000 shares, which may be exercised during a term of seven years. This plan also is designed to promote a closer identification of the interests of the directors with those of the stockholders and stimulate efforts to enhance stockholder value.)
     The Capital Accumulation Plan also is designed to motivate the Company's executives to improve corporate performance. The plan provides for the Company to credit to the executives' deferred compensation accounts, as of each December 31, an aggregate amount as determined with respect to each Plan Year in the discretion of the Committee. This aggregate amount is allocated among the several executives' accounts pro rata based on their relative compensation. Amounts credited to the accounts of the Named Executives for 1993 and 1992 are set forth in the Summary Compensation Table. No amounts were credited for 1991.
     The base salaries of the Company's executives are generally set at levels that will attract and retain qualified executives, taking into account the Compensation Committee's desire to link a significant percentage of an executive's compensation to corporate performance. The salaries of two of the Named Executives are determined in part by employment agreements, which provide for minimum salary levels. Year-to-year adjustments are made on a subjective basis each year based on a number of factors, including the Company's performance and company-wide salary adjustments. Salary increases for executives in the past three years have been relatively modest, in keeping with the Committee's view of the level of improvement in corporate performance. In 1993, the Company implemented a wage increase for its non-exempt employees, and the salaries of the Company's executives were in general adjusted accordingly. COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER
     1993 compensation paid to J. M. Fitzgibbons, the Company's Chief Executive Officer, was based on the factors generally applicable to compensation paid to executives of the Company as described above. The Annual Bonus of $174,998 paid to Mr. Fitzgibbons for 1993 was based on the criteria established by the Committee in late 1991 and applied generally to all recipients of Annual Bonuses.
     The Committee awarded Mr. Fitzgibbons 3,274 shares of common stock in March 1994, under the Long-Term Plan with respect to 1993. This award, which will vest in 1997, was based on moderate improvement in corporate performance for 1993. The amount credited to Mr. Fitzgibbons' deferred compensation account for 1993 was set by the terms of the Capital Accumulation Plan.
                                       12

     The foregoing report is submitted by the members of the Compensation Committee.*

                     Tom H. Barrett
                     John C. Harned
                    W. Duke Kimbrell

* Noah T. Herndon, C. Edward Midgley and John M. Rudel, who retired from the Board of Directors during 1993, were members of the Compensation Committee during 1993 and took part in certain decisions with respect to executive compensation during 1993. John C. Harned and W. Duke Kimbrell were appointed to the Compensation Committee on March 2, 1994 but took no part in any decisions made with respect to executive compensation paid during 1993.
             II. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Board of Directors of the Company, upon the recommendation of its Audit Review Committee, has selected the firm of Ernst & Young as independent auditors for the Company and its subsidiaries for the year 1994, subject to ratification by the stockholders. This firm has audited the accounts of the Company since its organization and has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of independent auditors. Ernst & Young representatives are expected to attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions. The proposal to ratify the selection of Ernst & Young as independent accountants for 1994 will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted for purposes of determining the existence of a quorum for the meeting, but shares held of record by a broker, as nominee, that are not voted on any matter will not be counted as present for such purposes. Abstentions will be counted as shares present and entitled to vote for such proposal and, therefore, will have the same legal affect as a vote against the proposal to ratify the selection of Ernst & Young as independent auditors for 1994.
     The Board of Directors recommends a vote "FOR" ratification.
                             STOCKHOLDER PROPOSALS
     Stockholders having proposals which they desire to present at next year's annual meeting should, if they desire that such proposals be included in the Board of Directors' proxy and proxy statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive office in Eden, North Carolina, not later than December 8, 1994. To be so included, all such submissions must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the Board of Directors directs the close attention of interested stockholders to that Rule. In addition, the Company's By-Laws provide that in order for business to be brought before an annual meeting of stockholders, a stockholder must deliver written notice of such business to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting (or if less than 70 days' notice or prior public disclosure of the meeting date is given by the Company, the stockholder's written notice must be delivered by the 10th day following announcement of the meeting date). In addition to briefly describing the business to be brought before the meeting and the reason for conducting such business at the meeting, the notice must identify the stockholder's name and address as they appear on the Company's books, the class and number of shares beneficially owned by the stockholder and the stockholder's interest in the business to be brought before the meeting if such interest is material.
     Under the Company's By-Laws, a stockholder may nominate a candidate for election to the Board of Directors of the Company by giving written notice to the Secretary of the Company. The notice must be delivered not less than 60 days nor more than 90 days prior to the meeting (or if less than 70 days' notice or prior public disclosure of the meeting date of the meeting is given by the Company, such nomination must have been mailed or delivered to the Secretary by the 10th day following announcement of the meeting date). Such notice must set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee, and (iv) any other information
                                       13
concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to be named as a nominee and to serve as a director if elected) and (b) as to the stockholder giving the notice (i) the name and address as they appear on the Company's books of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.
                                 OTHER MATTERS
     The shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions, if any, given therein. The Company does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.
                                          By Order of the Board of Directors,
                                          M. KENNETH DOSS
                                          SECRETARY
326 East Stadium Drive
Eden, North Carolina 27288
April 7, 1994
                                       14


        FIELDCREST CANNON, INC.                                  Common Stock
        326 E. Stadium Drive                                     Proxy
        Eden, North Carolina 27288

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
        The undersigned hereby appoints James M. Fitzgibbons, and Charles G. Horn, and each of them, proxies, with power of substitution, and all powers the undersigned would possess if personally present to vote at the meeting of stockholders of Fieldcrest Cannon, Inc. called to be held at the Company's offices at One Lake Drive, Kannapolis,
North Carolina, on May 16, 1994, at 9 o'clock a.m., and any adjournment thereof, upon the following matters, all as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged, and in their discretion upon other matters properly coming before the meeting:

      I.     Election of Directors
             FOR Tom H. Barrett, James M. Fitzgibbons, William E. Ford, John C. Harned,
                                      S. Roger Horchow, Charles G. Horn, W.
                                      Duke Kimbrell, C. John Kjorlien

             VOTE WITHHELD             To withhold authority to vote
                                       for any individual nominee strike
                                       a line  through the nominee's namein
                                       the list above.


     II.     FOR   AGAINST   ABSTAIN   Ratification  of  the  Board
                                       of  Directors'   selection  of
                                       Ernst & Young, independent
                                       accountants, as
                                       auditors for the Company.

    III. In their discretion, the Proxies are authorized to vote upon such other business an may properly come before the meeting.
                                   (Continued and to be signed on reverse side)

THIS PROXY IS ENTITLED TO ONE VOTE PER SHARE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BEVOTED FOR PROPOSALS I AND II.


          Please sign  exactly as  name appears  below.  When  shares
    are held  by joint  tenants, both  should sign.   When
    signing as attorney,  as executor, administrator,  trustee or
    guardian, please  give full title  as such.   If  acorporation,
    please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

 Date                     1994

                                      Signature

                                      Signature if held jointly


                                                  Common Stock
                                      This Proxy is entitled to one vote
                                      per share.
          Please, Date, Sign and Mail This Proxy in the Enclosed
                     Envelope.  No Postage is Required.

*******************************************************************************
                                APPPENDIX

On the notice of annual meeting page, the Fieldcrest Cannon logo appears where indicated.

On page 11, the comparison graph appears where indicated. The plot points are as listed below:

                          1988      1989     1990     1991     1992     1993

Fieldcrest Cannon         100        117      36       67       98       133
S&P 500                   100        132      128      166     179       197
Peer Group                100        129      77       109     149       162